EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2010 Results

For the Fourth Quarter 2010:

  HSNi net sales increased 9% to a record $915 million
  HSNi internet net sales increased 15% with internet penetration over 41%
  HSNi Adjusted EBITDA improved 6% to $93.3 million

ST. PETERSBURG, Fla., Feb. 23, 2011 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2010 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q4 2010	Q4 2009	Change	FY 2010	FY 2009	Change

Net Sales	$ 915.2	$ 838.7	9%	$ 2,996.8	$ 2,749.6	9%
Non-GAAP:
Adjusted EBITDA	$ 93.3	$ 88.0	6%	$ 257.6	$ 206.1	25%
Adjusted Net Income	$ 46.1	$ 43.0	7%	$ 114.2	$ 81.7	40%
Adjusted EPS	$ 0.77	$ 0.74	4%	$ 1.92	$ 1.42	35%
GAAP:
Operating Income	$ 77.4	$ 74.9	3%	$ 196.1	$ 155.7	26%
Net Income	$ 41.3	$ 39.4	5%	$ 98.5	$ 72.5	36%
Diluted EPS	$ 0.69	$ 0.68	1%	$ 1.65	$ 1.26	31%

HSNi:
Average price point	$ 64.11	$ 63.80	0%	$ 61.34	$ 60.49	1%
Units shipped (millions)	15.9	14.7	8%	54.4	50.7	7%
Gross profit %	34.5%	35.9%	(140 bps)	35.4%	35.7%	(30 bps)
Return rate %	17.4%	17.8%	40 bps	17.8%	17.8%	0 bps
Internet net sales % (b)	41.3%	39.3%	200 bps	39.2%	37.4%	180 bps

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Internet net sales as a percent of total HSNi net sales.

See reconciliation of GAAP to non-GAAP measures in Table 4.

Fourth Quarter 2010 Results vs Fourth Quarter 2009 Results

  HSNi's net sales grew 9% over the prior year to $915.2 million. Net sales for HSN increased 4% to $636.8 million which included 9% sales growth at HSN.com. Cornerstone's net sales increased 23% to $278.4 million with internet sales penetration reaching 58.6%.
  HSNi's Adjusted EBITDA increased 6% to $93.3 million compared to $88.0 million in the prior year. These results were driven by a 9% increase in net sales, partially offset by a 140 basis point decrease in gross profit margin and a 5% increase in operating expenses, excluding non-cash charges. The increase in operating expenses was primarily related to Cornerstone. Operating income increased 3% to $77.4 million compared to $74.9 million in the prior year.
  Adjusted EPS was $0.77 compared to $0.74 in the prior year. GAAP diluted EPS was $0.69 compared to $0.68 in the prior year.

Full Year 2010 Results vs Full Year 2009 Results

  HSNi's annual net sales grew 9% over the prior year to $3.0 billion. HSNi's annual Adjusted EBITDA increased 25% to $257.6 million compared to $206.1 million in the prior year. HSNi's operating income increased 26% to $196.1 million. Included in Adjusted EBITDA and operating income for the year was a $2.5 million sales provision for a voluntary product recall at one of the Cornerstone brands and costs related to a $2.5 million legal settlement, both of which were recognized in the third quarter. Adjusted EPS increased 35% to $1.92 compared to $1.42 in the prior year. GAAP diluted EPS increased 31% to $1.65 compared to $1.26 in the prior year. The combined impact of the product recall and legal settlement on the annual Adjusted EPS and GAAP diluted EPS was $3.0 million, net of taxes, or $0.05 per diluted share.

"Following an impressive performance in the fourth quarter of 2009, HSNi grew net sales by 9% in the fourth quarter of 2010 led by strength in electronics, fashion and wellness at HSN and accelerated sales growth at the three largest Cornerstone brands – Frontgate, Ballard Designs and Garnet Hill. Our strategic efforts to create a multichannel experience resulted in e-commerce sales growth of 15% for the company," said Mindy Grossman, CEO of HSN, Inc.

"In 2011, we are focused on giving customers even more reasons to deepen their engagement with our brands at HSNi. We continue to strengthen our merchandise portfolio at HSN and are developing strategic partnerships to create compelling special events and experiences. At Cornerstone, we will continue to grow our customer base while driving further e-commerce penetration across the portfolio."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Change	2010	2009	Change
Net Sales
HSN	$ 636.8	$ 611.8	4%	$ 2,115.9	$ 2,007.9	5%
Cornerstone	278.4	226.9	23%	880.9	741.7	19%
Total HSNi	$ 915.2	$ 838.7	9%	$ 2,996.8	$ 2,749.6	9%

Gross Profit
HSN	$ 205.4	$ 205.4	0%	$ 709.2	$ 678.7	4%
Cornerstone	110.7	95.8	16%	351.8	302.6	16%
Total HSNi	$ 316.1	$ 301.2	5%	$ 1,061.0	$ 981.3	8%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 75.1	$ 75.5	0%	$ 213.6	$ 196.1	9%
Cornerstone	18.2	12.5	45%	44.0	10.0	340%
Total HSNi	$ 93.3	$ 88.0	6%	$ 257.6	$ 206.1	25%

Operating Income (Loss)
HSN	$ 64.2	$ 65.2	(1%)	$ 168.7	$ 157.3	7%
Cornerstone	13.2	9.7	36%	27.4	(1.6)	1833%
Total HSNi	$ 77.4	$ 74.9	3%	$ 196.1	$ 155.7	26%

See reconciliation of GAAP to non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Change	2010	2009	Change
HSN:
Average price point	$ 62.79	$ 62.30	1%	$ 59.34	$ 58.63	1%
Units shipped (millions)	11.6	11.2	3%	40.6	38.8	5%
Gross profit %	32.3%	33.6%	(130 bps)	33.5%	33.8%	(30 bps)
Return rate %	18.7%	19.2%	50 bps	18.9%	18.9%	0 bps
Internet net sales % (a)	33.7%	32.3%	140 bps	31.8%	30.3%	150 bps
Cornerstone:
Average price point	$ 67.66	$ 68.57	(1%)	$ 67.22	$ 66.55	1%
Units shipped (millions)	4.3	3.5	22%	13.8	11.9	16%
Gross profit %	39.8%	42.2%	(240 bps)	39.9%	40.8%	(90 bps)
Return rate %	14.2%	13.9%	(30 bps)	14.8%	14.7%	(10 bps)
Internet net sales % (a)	58.6%	58.1%	50 bps	57.0%	56.6%	40 bps
Catalog circulation (millions)	78.9	67.6	17%	275.3	247.5	11%

(a) Internet net sales as a percent of segment net sales.

HSN Segment Results for the Fourth Quarter 2010

HSN's net sales increased 4% to $636.8 million. The sales growth was driven by electronics, fashion and wellness. HSN.com sales increased 9% over the prior year and represented 33.7% of HSN's net sales, up from 32.3% in the prior year. Units shipped and average price point for HSN increased 3% and 1%, respectively.

Gross profit was $205.4 million, consistent with the prior year. Gross profit margin declined 130 basis points to 32.3% from 33.6%. The decline was primarily due to retail price reductions in fashion, a mix shift to electronics which have both lower gross margins and greater shipping promotions, and an increase in inventory reserves.

Adjusted EBITDA was $75.1 million compared to $75.5 million in the prior year. Operating income was $64.2 million compared to $65.2 million in the prior year.

Cornerstone Segment Results for the Fourth Quarter 2010

Net sales for Cornerstone increased 23% to $278.4 million. The sales growth was primarily attributable to the effective execution of strategic merchandising and marketing initiatives; an investment in catalog circulation at Cornerstone's three largest brands, Frontgate, Ballard Designs and Garnet Hill; and an overall increase in demand for luxury products.

Gross profit increased 16% to $110.7 million. Gross profit margin declined 240 basis points to 39.8% from 42.2% in the prior year. The margin decline was primarily attributable to higher inbound and outbound freight costs for larger package deliveries as well as promotional activity to drive additional demand.

Adjusted EBITDA increased 45% to $18.2 million from $12.5 million as a result of the growth in net sales, partially offset by the decline in the gross profit margin and an increase in catalog production and distribution costs.

Operating income was $13.2 million compared to $9.7 million in the prior year due to the growth in net sales, partially offset by the decrease in the gross profit margin, increased catalog production and distribution costs, and increased stock-based compensation for performance-based awards.

Liquidity and Capital Resources

As of December 31, 2010, HSNi had cash and cash equivalents of $354.3 million, up from $269.9 million at December 31, 2009. Net cash provided by operating activities in the year ended December 31, 2010 was $133.6 million compared to $202.6 million generated in the prior year. This variance was principally due to increased inventories to support sales growth and increased payments of trade payables and income taxes, partially offset by the improved operating performance. In December 2010, HSNi made a voluntary prepayment of $25 million on its term loan. Total debt was approximately $308.8 million as of December 31, 2010, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 1.21x, as compared to a maximum allowable leverage ratio of 2.75x.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the current macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to improve the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; and the loss of any key member of our senior management team. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC"). Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on February 23, 2011 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, March 9, 2011, by dialing 800-642-1687 or 706-645-9291, plus the passcode 38796288 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 275 million catalogs annually, operates seven separate e-commerce sites and operates 20 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$ 915,216	$ 838,662	$ 2,996,780	$ 2,749,609
Cost of sales	599,074	537,511	1,935,766	1,768,295
Gross profit	316,142	301,151	1,061,014	981,314
Operating expenses:
Selling and marketing	155,789	139,659	538,689	507,569
General and administrative	57,747	62,244	226,971	222,464
Production and programming	15,538	14,708	60,235	57,090
Depreciation and amortization of intangibles	9,624	9,606	39,032	38,537
Total operating expenses	238,698	226,217	864,927	825,660
Operating income	77,444	74,934	196,087	155,654
Interest expense, net	(8,039)	(8,635)	(32,484)	(34,940)
Income from continuing operations before income taxes	69,405	66,299	163,603	120,714
Income tax provision	(28,103)	(26,926)	(65,041)	(48,136)
Income from continuing operations	41,302	39,373	98,562	72,578
Loss from discontinued operations, net of tax	(15)	(21)	(39)	(90)
Net income	$ 41,287	$ 39,352	$ 98,523	$ 72,488

Income from continuing operations per share:
Basic	$ 0.71	$ 0.70	$ 1.72	$ 1.29
Diluted	$ 0.69	$ 0.68	$ 1.66	$ 1.27

Net income per share:
Basic	$ 0.71	$ 0.70	$ 1.72	$ 1.29
Diluted	$ 0.69	$ 0.68	$ 1.65	$ 1.26

Shares used in computing earnings per share:
Basic	57,817	56,444	57,414	56,383
Diluted	59,973	57,865	59,546	57,330

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 354,259	$ 269,921
Accounts receivable	195,748	182,746
Inventories	296,390	261,473
Deferred income taxes	28,801	21,960
Prepaid expenses and other current assets	42,443	47,152
Total current assets	917,641	783,252
Property and equipment, net	154,987	157,051
Intangible assets, net	260,623	261,185
Other non-current assets	12,492	17,162
TOTAL ASSETS	$ 1,345,743	$ 1,218,650
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 244,301	$ 222,787
Current maturities of long-term debt	5,820	4,762
Accrued expenses and other current liabilities	216,114	222,739
Total current liabilities	466,235	450,288
Long-term debt, net of current maturities	302,938	333,960
Deferred income taxes	80,203	76,413
Other long-term liabilities	19,904	13,959
Total liabilities	869,280	874,620

TOTAL SHAREHOLDERS' EQUITY	476,463	344,030
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,345,743	$ 1,218,650

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Year Ended December 31,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net income	$ 98,523	$ 72,488
Less: Loss from discontinued operations, net of tax	(39)	(90)
Income from continuing operations	98,562	72,578
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangible assets	39,032	38,537
Stock-based compensation expense	21,232	11,264
Amortization of cable and satellite distribution fees	3,358	3,360
Amortization of debt issuance costs	2,571	2,556
Loss on disposition of fixed assets	1,272	682
Deferred income taxes	(2,808)	(6,794)
Bad debt expense	19,827	18,460
Excess tax benefits from stock-based awards	(3,112)	(301)
Changes in current assets and liabilities:
Accounts receivable	(32,699)	(36,994)
Inventories	(34,917)	42,699
Prepaid expenses and other current assets	3,645	(5,684)
Accounts payable, accrued expenses and other current liabilities	17,674	62,189
Net cash provided by operating activities attributable to continuing operations	133,637	202,552
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(37,508)	(41,378)
Net cash used in investing activities attributable to continuing operations	(37,508)	(41,378)
Cash flows from financing activities attributable to continuing operations:
Repayment under revolving credit facility	--	(20,000)
Repayment of long-term debt	(30,159)	(50,000)
Issuance of common stock, net of withholding taxes	15,277	(26)
Excess tax benefits from stock-based awards	3,112	301
Net cash used in financing activities attributable to continuing operations	(11,770)	(69,725)
Total cash provided by continuing operations	84,359	91,449
Total cash provided by operating activities attributable to discontinued operations	(21)	1,009
Net increase in cash and cash equivalents	84,338	92,458
Cash and cash equivalents at beginning of period	269,921	177,463
Cash and cash equivalents at end of period	$ 354,259	$ 269,921

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED EPS TO GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Adjusted EPS	$ 0.77	$ 0.74	$ 1.92	$ 1.42
Adjusted Net Income	$ 46,106	$ 43,004	$ 114,205	$ 81,658
Stock-based compensation expense	(6,168)	(3,180)	(21,232)	(11,264)
Amortization of intangible assets	(140)	(141)	(561)	(562)
Loss on disposition of fixed assets	(64)	(283)	(1,272)	(682)
Loss from discontinued operations, net of tax	(15)	(21)	(39)	(90)
Impact of income taxes	1,568	(27)	7,422	3,428
Net Income	$ 41,287	$ 39,352	$ 98,523	$ 72,488
GAAP diluted weighted average shares outstanding	59,973	57,865	59,546	57,330
GAAP Diluted EPS	$ 0.69	$ 0.68	$ 1.65	$ 1.26

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 75,115	$ 18,185	$ 93,300	$ 75,465	$ 12,538	$ 88,003
Stock-based compensation expense	(3,408)	(2,760)	(6,168)	(2,579)	(601)	(3,180)
Depreciation and amortization of intangible assets	(7,435)	(2,189)	(9,624)	(7,420)	(2,186)	(9,606)
Loss on disposition of fixed assets	(50)	(14)	(64)	(277)	(6)	(283)
Operating income	$ 64,222	$ 13,222	77,444	$ 65,189	$ 9,745	74,934
Interest expense, net			(8,039)			(8,635)
Income from continuing operations before income taxes			69,405			66,299
Income tax provision			(28,103)			(26,926)
Income from continuing operations			41,302			39,373
Loss from discontinued operations, net of tax			(15)			(21)
Net income			$ 41,287			$ 39,352

	Year Ended December 31, 2010			Year Ended December 31, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 213,612	$ 44,011	$ 257,623	$ 196,139	$ 9,998	$ 206,137
Stock-based compensation expense	(13,507)	(7,725)	(21,232)	(9,041)	(2,223)	(11,264)
Depreciation and amortization of intangible assets	(30,183)	(8,849)	(39,032)	(29,228)	(9,309)	(38,537)
Loss on disposition of fixed assets	(1,198)	(74)	(1,272)	(637)	(45)	(682)
Operating income (loss)	$ 168,724	$ 27,363	196,087	$ 157,233	$ (1,579)	155,654
Interest expense, net			(32,484)			(34,940)
Income from continuing operations before income taxes			163,603			120,714
Income tax provision			(65,041)			(48,136)
Income from continuing operations			98,562			72,578
Loss from discontinued operations, net of tax			(39)			(90)
Net income			$ 98,523			$ 72,488

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of non-cash marketing, (c) amortization of intangibles, (d) depreciation and gains and losses on asset dispositions, and (e) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Mia Carbonell (Media)
         727-872-4084
         mia.carbonell@hsn.net